Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185073 on Form S-8 of BSB Bancorp, Inc. and Subsidiaries of our reports dated March 10, 2017, relating to the consolidated financial statements of BSB Bancorp, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of BSB Bancorp, Inc. and Subsidiaries appearing in this Annual Report on Form 10-K of BSB Bancorp, Inc. and Subsidiaries for the year ended December 31, 2016.

/s/ Baker Newman & Noyes LLC
Peabody, Massachusetts
March 10, 2017